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                                                                      EXHIBIT 11


                            RTW, INC. AND SUBSIDIARY
    STATEMENT REGARDING COMPUTATION OF BASIC AND DILUTED NET INCOME PER SHARE





                                                               FOR THE THREE MONTHS ENDED:
                                                                        MARCH 31,
                                                                           2002
                                                                      -------------

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                               10,301,818

STOCK OPTIONS
     Options at $  5.38                                                          -
     Options at $  4.75                                                          -
     Options at $  4.50                                                          -
     Options at $  4.38                                                          -
     Options at $  2.94                                                          -
     Options at $  2.25
     Options at $  1.90
     Options at $  1.21
     Options at $  1.00                                                          -
     Options at $  0.99                                                          -
                                                                      -------------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                             10,301,818
                                                                      =============


NET INCOME ($000'S)                                                   $      3,059

NET INCOME PER SHARE:
     BASIC INCOME PER SHARE                                           $       0.30
     DILUTED INCOME PER SHARE                                         $       0.30
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